Exhibit 99.1

Polaris Reports Record Second Quarter 2015 Results

Sales, Net Income and Earnings per Diluted Share Increased Year-over-Year

Second Quarter Highlights:

  Sales increased 11% year-over-year to a record $1,124.3 million
  North American retail sales increased 11% year-over-year
  Net income increased 4% to $100.9 million. Gross profit margin declined 166 basis points due to currency impacts and incremental manufacturing costs of $9 million related to motorcycle paint constraints
  Motorcycle demand remained strong throughout the second quarter
  Maintaining and narrowing full year 2015 earnings guidance range to $7.32 to $7.42 per diluted share, an increase of 10% to 12% year-over-year based on full year 2015 sales growth guidance of 10% to 12%

MINNEAPOLIS--(BUSINESS WIRE)--July 22, 2015--Polaris Industries Inc. (NYSE:PII) today reported record second quarter net income of $100.9 million for the quarter ended June 30, 2015, an increase of four percent from the prior year’s second quarter net income of $96.9 million. Earnings per share were a record $1.49 per diluted share for the second quarter of 2015 compared to $1.42 per diluted share for the second quarter of 2014. Second quarter results included additional manufacturing costs and inefficiencies approximating $9.0 million, as the Company worked to scale-up production and add capacity to the paint system at the Company’s motorcycle facility in Spirit Lake, Iowa. Sales for the second quarter 2015 totaled a record $1,124.3 million, an increase of 11 percent over last year’s second quarter sales of $1,014.0 million.

“In addition to reporting record second quarter sales and earnings, there are numerous positive undertones to our results this quarter. Motorcycle demand, notably including Slingshot, remains exceptionally high. Our Asia Pacific/Latin America business continues to grow and we are encouraged by the favorable response to the Multix™ launch in India last month. Between ongoing improvements in our inventory management systems and North American retail sales growing 11 percent, dealer inventory growth moderately decelerated in the second quarter,” stated Scott Wine, Polaris’ Chairman and Chief Executive Officer. “However, earnings were dampened by significant cost pressures, and delayed shipments, related to continued difficulties with our new motorcycle paint system in Spirit Lake, Iowa. We pulled out all the stops to increase throughput in an effort to meet the growing demand for our Indian, Victory and Slingshot customers, accepting the substantial costs commensurate with that push. Although production still cannot keep pace with demand, we are confident in our plans to further increase our motorcycle throughput in the second half of the year, and as such, are maintaining and narrowing full year guidance for sales and earnings per share.”

Wine continued, “Innovation remains a cornerstone of Polaris’ success, and at our dealer show next week we will introduce our model year 2016 powersports lineup that will further extend our market leadership. In spite of the short-term headwinds we are facing, both external and of our own making, I am confident this strong and talented Polaris team can continue to deliver industry-leading returns for our shareholders.”

2015 Business Outlook

For the full year 2015, the Company is narrowing its earnings guidance range to $7.32 to $7.42 per diluted share, an increase of 10 to 12 percent over full year 2014 earnings of $6.65 per diluted share. Full year 2015 sales are now expected to grow in the range of 10 to 12 percent when compared to 2014, narrowed slightly from previously issued sales guidance.

Second Quarter Performance Summary (in thousands except per share data)
	Three Months ended June 30,			Six Months ended June 30,
Sales Components	2015	2014	Change	2015	2014	Change
Off-Road Vehicles	$688,761	$676,641	2%	$1,334,174	$1,256,754	6%
Snowmobiles	19,344	6,141	215%	33,840	21,727	56%
Motorcycles	162,122	103,128	57%	299,539	181,995	65%
Global Adjacent Markets	66,559	68,347	-3%	131,956	129,560	2%
Parts, Garments & Accessories	187,541	159,702	17%	358,163	312,269	15%
Total Sales	$1,124,327	$1,013,959	11%	$2,157,672	$1,902,305	13%

Gross Profit	$319,414	$304,914	5%	$613,145	$563,331	9%
Gross profit as a % of sales	28.4%	30.1%	-166 bps	28.4%	29.6%	-119 bps

Operating Expenses	$173,035	$164,104	5%	$331,122	$306,479	8%
Operating expenses as a % of sales	15.4%	16.2%	-79 bps	15.3%	16.1%	-76 bps

Operating Income	$164,017	$155,435	6%	$314,303	$282,117	11%
Operating Income as a % of sales	14.6%	15.3%	-74 bps	14.6%	14.8%	-26 bps

Net Income	$100,943	$96,905	4%	$189,506	$177,806	7%
Net income as a % of sales	9.0%	9.6%	-58 bps	8.8%	9.3%	-57 bps

Diluted Net Income per share	$1.49	$1.42	5%	$2.79	$2.61	7%

Off-Road Vehicle (“ORV”) sales increased two percent to $688.8 million in the second quarter of 2015 compared to the second quarter of 2014. This increase reflects a combination of ongoing strong customer demand in North America for ORVs, offset by a planned deceleration of shipment growth to improve dealer inventory mix. Polaris North American ORV unit retail sales increased mid-single digits percent from the second quarter last year, with consumer purchases of side-by-side vehicles increasing high-single digits percent and ATV’s increasing mid-single digits percent. Consumer awareness of the Sportsman ACE™ category also continued to build during the quarter. The Company estimates North American industry ORV retail sales in the second quarter of 2015 increased mid-single-digits percent year-over-year, resulting in a modest market share gain for Polaris. Polaris North American ORV dealer inventories during the second quarter of 2015 increased mid-teens percent year-over-year and, as anticipated, the rate of increase improved sequentially from the first quarter of 2015.

Snowmobile sales increased 215 percent to $19.3 million for the second quarter of 2015 compared to $6.1 million for the second quarter of 2014. Snowmobile sales in the Company’s second quarter are historically low as they reflect the off-season for snowmobile retail sales and shipments. The increase in shipments during the second quarter of 2015 is related to the timing of snowmobile production and a higher mix of Polaris’s new premium snowmobiles with the Axys® chassis being shipped to dealers ahead of the upcoming snowmobile retail selling season.

Motorcycle sales increased 57 percent to $162.1 million for the second quarter of 2015 compared to same period last year due to continued strong demand for Indian motorcycles and the new Slingshot® roadster. Victory, Indian Motorcycle and Slingshot North American retail sales increased over 80 percent during the second quarter of 2015 driven by Indian Motorcycle and Slingshot retail sales, while North American industry midsize and heavyweight motorcycle retail sales were flat with the second quarter of 2014. Demand for the Indian Scout®, Roadmaster® and the new Indian Dark Horse® drove an over 100 percent increase in retail sales for Indian Motorcycle during the quarter. Victory retail sales in the second quarter of 2015 were lower than the prior year largely due to poor product availability of the new Victory Magnum® and Magnum X-1®, a result of the paint capacity constraints in the Spirit Lake facility. Slingshot retail sales continued to perform well ahead of expectations as consumer appeal for the new 3-wheeled roadster remained high. Polaris has increased production to meet the ongoing strong consumer demand for Slingshot.

Global Adjacent Markets sales decreased three percent to $66.6 million in the second quarter of 2015 compared to the same period last year. The Work and Transportation (“W&T”) group sales decreased during the second quarter of 2015 with higher unit shipments more than offset by negative currency impacts. The Company’s defense business experienced low-single digit percent sales growth year-over-year during the second quarter of 2015.

Parts, Garments, and Accessories (“PG&A”) sales increased 17 percent to $187.5 million during the second quarter of 2015 as compared to the same period last year. All product lines experienced double digits percent sales growth during the quarter.

International sales to customers outside of North America totaled $162.9 million for the second quarter of 2015, down four percent from the same period in 2014 driven by weak currencies. The EMEA regions’ sales declined 12 percent in the 2015 second quarter, partially offset by a 32 percent increase in Latin American sales and a 15 percent increase in sales in the Asia/Pacific region. International sales by component in the second quarter compared to last year were as follows: ORV sales were down 13 percent; motorcycles sales were up 41 percent; Global Adjacent Markets declined 16 percent; and PG&A sales increased four percent. Snowmobile sales to customers outside of North America were insignificant in the second quarter of 2015.

Gross profit increased five percent to $319.4 million in the second quarter of 2015, compared to $304.9 million in the second quarter of 2014. As a percentage of sales, gross profit margin declined 166 basis points to 28.4 percent of sales for the second quarter of 2015, compared to 30.1 percent of sales for the same period last year. As expected, currency movements from a year ago, primarily the Canadian dollar, along with higher sales promotion costs negatively impacted gross margins during the second quarter of 2015. However, gross margins were further pressured by approximately $9.0 million of incremental costs associated with the Company’s efforts to correct manufacturing inefficiencies and add capacity to the paint system at the Spirit Lake motorcycle facility. These increased costs were partially offset by lower product costs and lower commodity costs.

Operating expenses grew five percent to $173.0 million or 15.4 percent of sales for second quarter of 2015, compared to $164.1 million or 16.2 percent of sales for the second quarter of 2014. Ongoing research and development investments and higher long-term incentive compensation expenses were largely offset by operating expense leverage from prior year’s infrastructure investments.

Income from financial services was $17.6 million during second quarter 2015, an increase of 21 percent compared to $14.6 million in the second quarter of 2014 due to higher income from increased profitability of the retail credit portfolio as well as higher income from Polaris Acceptance’s dealer inventory financing.

Equity in loss of affiliates was $1.7 million for the second quarter 2015 compared to $1.0 million last year, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India.

Non-operating other expense (income) net, which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $2.7 million of expense in the second quarter of 2015 compared to $1.9 million of income in the second quarter of 2014.

The provision for income taxes for the second quarter of 2015 was $55.7 million or 35.5 percent of pretax income compared to $56.4 million or 36.8 percent of pretax income for the second quarter of 2014. The lower income tax rate for the 2015 second quarter is primarily due to unfavorable outcomes of foreign income tax audits impacting the income tax rate in the second quarter of 2014.

Financial Position and Cash Flow

Net cash provided by operating activities was $89.9 million for the year-to-date period ended June 30, 2015 compared to $130.9 million for the same period in 2014. The decline in net cash provided by operating activities was the result of increased working capital requirements primarily from decreased accounts payables. The Company repurchased approximately 1.1 million shares of Polaris stock for $157.7 million during the first half of 2015. Total debt, including capital lease obligations and notes payable, at the end of the second quarter of 2015 was $403.5 million. The Company’s debt-to-total capital ratio was 31 percent at June 30, 2015, compared to 35 percent a year ago. Cash and cash equivalents were $118.8 million at June 30, 2015, similar to the same period in 2014.

Conference Call and Webcast Presentation

Today at 8:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2015 second quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President – Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at http://ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 61988068.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

Polaris Industries Inc. to Host and Webcast Analyst & Investor Meeting

Polaris Industries Inc. also announced today that the executive management team of Polaris will host an Analyst/Investor Meeting in Las Vegas, Nevada in conjunction with its annual dealer meeting. The meeting will be held on Tuesday, July 28, 2015 from 8:00 AM to 12:00 PM pacific time. Management will be discussing its future strategy to drive growth and profitability, including a first look at several exciting new model year 2016 Polaris products.

Presenters at the Analyst/Investor meeting will include Scott Wine, Chairman and CEO; Bennett Morgan, President and COO and Ken Pucel, EVP Operations, Engineering and Lean along with other members of the Polaris executive team. The meeting agenda will be posted on the Polaris Investor Relations website at http://ir.polaris.com on the Events & Presentations page.

A live webcast of the meeting including audio and a slide presentation will be available by accessing the Polaris Investor Relations website at http://ir.polaris.com. A replay of the webcast will be available for one week following the event and will be accessible on the same website link.

For more information about the Analyst/Investor Meeting, please contact Peggy James at 763-542-0502.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2014 sales of $4.5 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road consumer and military vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory® and Indian Motorcycle® and Slingshot® brands. Additionally, Polaris continues to invest in the global Work and Transportation vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin®, Cycle Country® and Pro Armor® brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2015 sales, shipments, net income, and net income per share are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Sales	$1,124,327	$1,013,959	$2,157,672	$1,902,305
Cost of sales	804,913	709,045	1,544,527	1,338,974
Gross profit	319,414	304,914	613,145	563,331
Operating expenses:
Selling and marketing	79,656	74,178	149,341	139,748
Research and development	41,431	36,984	80,294	72,497
General and administrative	51,948	52,942	101,487	94,234
Total operating expenses	173,035	164,104	331,122	306,479
Income from financial services	17,638	14,625	32,280	25,265
Operating income	164,017	155,435	314,303	282,117
Non-operating expense (income):
Interest expense	2,972	3,039	5,882	5,851
Equity in loss of other affiliates	1,748	967	3,371	1,863
Other expense (income), net	2,681	(1,883)	10,121	(3,988)
Income before income taxes	156,616	153,312	294,929	278,391
Provision for income taxes	55,673	56,407	105,423	100,585
Net income	$100,943	$96,905	$189,506	$177,806

Basic net income per share	$1.52	$1.47	$2.86	$2.70
Diluted net income per share	$1.49	$1.42	$2.79	$2.61
Weighted average shares outstanding:
Basic	66,324	66,060	66,376	65,946
Diluted	67,829	68,088	67,987	68,023

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30, 2015	June 30, 2014

Assets
Current Assets:
Cash and cash equivalents	$118,819	$119,040
Trade receivables, net	151,495	135,411
Inventories, net	708,269	559,876
Prepaid expenses and other	66,497	60,002
Income taxes receivable	15,183	24,890
Deferred tax assets	113,656	94,228
Total current assets	1,173,919	993,447
Property and equipment, net	569,126	532,425
Investment in finance affiliate	87,625	67,597
Deferred tax assets	40,528	21,803
Goodwill and other intangible assets, net	235,030	238,118
Other long-term assets	75,326	65,659
Total assets	$2,181,554	$1,919,049
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations and notes payable	$4,948	$3,119
Accounts payable	300,639	289,423
Accrued expenses:
Compensation	68,246	64,782
Warranties	45,099	44,811
Sales promotions and incentives	130,158	129,161
Dealer holdback	120,258	102,890
Other	72,758	86,656
Income taxes payable	9,553	4,530
Total current liabilities	751,659	725,372
Long-term income taxes payable	10,429	13,377
Capital lease obligations and notes payable	35,117	27,506
Long-term debt	363,417	337,000
Deferred tax liabilities	16,446	22,982
Other long-term liabilities	102,997	86,301
Total liabilities	$1,280,065	$1,212,538
Deferred compensation	16,743	12,091
Shareholders’ equity:
Total shareholders’ equity	884,746	694,420
Total liabilities and shareholders’ equity	$2,181,554	$1,919,049

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six months ended June 30,
	2015	2014
Operating Activities:
Net income	$189,506	$177,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,372	56,781
Noncash compensation	34,452	28,273
Noncash income from financial services	(13,757)	(4,503)
Deferred income taxes	(507)	(7,790)
Tax effect of share-based compensation exercises	(32,863)	(11,939)
Other, net	3,371	1,863
Changes in operating assets and liabilities:
Trade receivables	50,521	52,899
Inventories	(137,362)	(136,323)
Accounts payable	(46,766)	48,666
Accrued expenses	(45,769)	(53,595)
Income taxes payable/receivable	18,821	(6,264)
Prepaid expenses and others, net	(2,110)	(14,961)
Net cash provided by operating activities	89,909	130,913
Investing Activities:
Purchase of property and equipment	(88,663)	(101,607)
Investment in finance affiliate, net	15,239	6,124
Investment in other affiliates	(10,050)	(4,158)
Acquisition of businesses, net of cash acquired	(27,019)	(17,199)
Net cash used for investing activities	(110,493)	(116,840)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	1,481,655	1,452,444
Repayments under debt arrangements / capital lease obligations	(1,303,098)	(1,397,210)
Repurchase and retirement of common shares	(157,739)	(3,945)
Cash dividends to shareholders	(70,061)	(63,415)
Proceeds from stock issuances under employee plans	25,133	12,994
Tax effect of proceeds from share-based compensation exercises	32,863	11,939
Net cash provided by financing activities	8,753	12,807
Impact of currency exchange rates on cash balances	(6,950)	(88)
Net increase (decrease) in cash and cash equivalents	(18,781)	26,792
Cash and cash equivalents at beginning of period	137,600	92,248
Cash and cash equivalents at end of period	$118,819	$119,040

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500